Exhibit (h)(24)

ALPS FUND SERVICES, INC.

1290 Broadway, Suite 1100

Denver, CO  80203

August 1, 2008

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO  80203

Re:          Money Market Funds (the “Funds”) of the Financial Investors Trust (the “Trust”)

Dear Sir or Madam:

This letter confirms ALPS Fund Services, Inc.’s (“ALPS”) agreement with the Trust to reimburse Fund expenses and/or waive a portion of its administration fee that it is entitled to receive from the Trust so that the net annual Fund operating expenses of each Fund of the Trust set forth below do not exceed the amount set forth below for the fiscal year ending April 30, 2009:

American Freedom U.S. Government Money Market Fund	.20%
U.S. Treasury Money Market Fund	.33%

ALPS acknowledges and agrees that it will not be entitled to collect on or make a claim for reimbursed and/or waived fees at any time in the future.  ALPS further acknowledges and agrees that such expense reimbursements and/or fee waivers for the Funds are effective as of May 1, 2008 through April 30, 2009.

ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Treasurer